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             October 4, 2023

       Xianchang Ma
       Chief Executive Officer and Chief Financial Officer
       Tengjun Biotechnology Corp.
       East Jinze Road and South Huimin Road
       Food Industry Economic and Technology Development District
       Jianxiang County , Jining City
       Shandong Province, China

                                                        Re: Tengjun
Biotechnology Corp.
                                                            Form 8-K filed
August 14, 2023
                                                            File No. 333-169397

       Dear Xianchang Ma:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




             Sincerely,


             Division of Corporation Finance

             Office of Manufacturing
       cc:                                              Huan Lou, Esq.